================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)              January 5, 1995


                                TIDEWATER INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


   DELAWARE                       1-6311                  72-0487776
-------------------------------------------------------------------------------
(State or Other                 (Commission             (I.R.S. Employer
Jurisdiction of                 File Number)             Identification
Incorporation)                                              Number)


 1440 Canal Street, Suite 2100, New Orleans, LA             70112
------------------------------------------------------------------------------
    (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:   (504) 568-1010


                                NOT APPLICABLE
--------------------------------------------------------------------------------
              Former name, former address and former fiscal year,
                         if changed since last report.



================================================================================

ITEM 5.  OTHER EVENTS.

(A) On January 5, 1995, the Company announced a corporate restructuring in order to increase margins, sharpen the focus of management and to better respond to customer needs. The first phase of the program involves the elimination of approximately 60 out of a total of 160 positions in the Company's headquarters in New Orleans. In addition, selected management personnel will be transferred to field support locations. These headquarters changes will result in the streamlining of administrative functions, with an annual payroll savings of approximately $3.3 million. The second phase of the program involves a streamlining of marine operations at U.S. and foreign locations. It is expected to be completed by the close of the fiscal year ended March 31, 1995. A non-recurring charge, relating to the full restructuring, will be made in the March 31 quarter. The announced restructuring is in addition to the significant consolidation savings achieved upon the acquisition of Halliburton Compression Services, which was closed on November 30, 1994.

(B) Victor I. Koock, Senior Vice President, Secretary, and Co-General Counsel, and Gary D. Pope, Vice President, have elected to terminate their employment from the Company effective March 15, 1995, and March 7, 1995, respectively, in connection with the restructuring announced by the Company on January 5, 1995.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 TIDEWATER INC.
                                   -------------------------------------------
                                                  (Registrant)


Date:    January 11, 1995              /s/ Cliffe F. Laborde
                                   -------------------------------------------
                                           Cliffe F. Laborde
                                           Senior Vice President and
                                             Co-General Counsel





                                      -2-